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                                                                   EXHIBIT l(3)


                               PURCHASE AGREEMENT

                  Credit Suisse Warburg Pincus Major Foreign Markets Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Fund offers CSAM and CSAM hereby purchases three shares of common stock of the Fund, which shall consist of one share designated as a Class A share, one share designated as a Class B share and one share designated as a Class C share, each having a par value $.001 per share, each at a price of $9.77 per Share (the "Initial Shares"), the Fund agreeing to waive the initial sales charge and contingent deferred sales charge on such purchase. CSAM hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $29.31 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

                  3. CSAM agrees that if any holder of an Initial Share redeems such Share in the Fund before one year after the date upon which the relevant Class of the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses of that Class.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 2nd day of October, 2001.

                                             CREDIT SUISSE WARBURG PINCUS MAJOR
                                             FOREIGN MARKETS FUND, INC.


                                             By: /s/Hal Liebes
                                                 -------------
                                                 Name: Hal Liebes
                                                 Title: Vice President

ATTEST:


/s/Rocco A. Del Guercio
----------------------------

                                             CREDIT SUISSE ASSET MANAGEMENT, LLC


                                             By: /s/Hal Liebes
                                                 -------------
                                                 Name: Hal Liebes
                                                 Title: Managing Director

ATTEST:


/s/Kimiko T. Fields
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